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Exhibit 5.2

[RICE SILBEY REUTHER & SULLIVAN, LLP LETTERHEAD]

April 21, 2010

DJO Finance LLC
DJO Finance Corporation
1430 Decision Street
Vista, California 92081

Ladies and Gentlemen:

        We have acted as special Nevada counsel to Encore Medical GP, LLC, a Nevada limited liability company (successor by conversion to Encore Medical GP, Inc., a Nevada corporation) ("Medical GP"), Encore Medical Asset Corporation, a Nevada corporation ("EMAC") and Encore Medical Partners, LLC, a Nevada limited liability company (successor by conversion to Encore Medical Partners, Inc., a Nevada corporation) ("Medical Partners," and together with Medical GP and EMAC, the "Nevada Guarantors"), in connection with the proposed issuance by DJO Finance LLC, a Delaware limited liability company (formerly known as ReAble Therapeutics Finance LLC), and DJO Finance Corporation, a Delaware corporation (formerly known as ReAble Therapeutics Finance Corporation) (together, the "Issuers"), of up to $100,000,000 aggregate principal amount of their 10 7/8% Senior Notes due 2014 (the "Exchange Notes") and the issuance by each of the Nevada Guarantors of its guarantee (each an "Exchange Guarantee" and, collectively, the "Exchange Guarantees") with respect to the Exchange Notes, registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Issuers' outstanding 10 7/8% Senior Notes due 2014 and their related guarantees, which have not been so registered (the "Exchange Offer").

        The Exchange Notes and the Exchange Guarantees will be issued under an indenture, dated as of November 20, 2007 (the "Indenture"), among the Issuers, the Nevada Guarantors, the other guarantors party to the Indenture and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee ("The Bank of New York Mellon") and a First Supplemental Indenture, dated as of January 20, 2010 (the "Supplemental Indenture"), among the Issuers, the Nevada Guarantors, the other guarantors party to the Supplemental Indenture (together with the Nevada Guarantors, the "Guarantors") and The Bank of New York Mellon, as trustee. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In rendering our opinions expressed below, we have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of (i) an executed copy of each of the Indenture and the Supplemental Indenture and (ii) such other documents, agreements, corporate records and other instruments, and have made such other investigations, as we have deemed necessary as a basis for the opinions expressed herein, including the documents listed on Exhibit A hereto. In our examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the legal capacity of natural persons executing such documents, (iv) the authenticity and conformity to original documents of documents submitted to us as certified photostatic, facsimile or electronically transmitted copies, (v) the completeness and accuracy of all corporate records provided to us, (vi) that the resolutions of each of the Nevada Guarantors listed on Exhibit A are in full force and effect and have not been amended, rescinded or superseded and (vii) that the Supplemental Indenture is in full force and effect and no provisions thereof have been amended or waived. We have also relied, as to all questions of fact material to this opinion, upon (i) certificates of public officials and officers of the Nevada Guarantors and (ii) representations made to us by one or more officers or employees of the Nevada Guarantors.

We have not conducted any independent investigation of, or attempted to verify independently, such factual matters.

        "Nevada Law" means the laws of the State of Nevada that a Nevada lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Nevada Guarantors, the Indenture, the Supplemental Indenture or the Exchange Guarantees; provided that "Nevada Law" does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision. Our opinion herein is limited to the effect on the subject transactions of Nevada Law as in effect on the date hereof. We disclaim any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

        In rendering our opinion, we express no opinion herein as to the applicability or effect of any fraudulent transfer or similar law on the Indenture, the Supplemental Indenture and the Exchange Guarantees or the transactions contemplated thereby.

        Based upon and subject to the foregoing and the additional qualifications set forth herein, we are of the opinion that:

          1.     The Indenture has been duly authorized, executed and delivered by each of the Nevada Guarantors.

          2.     The Supplemental Indenture has been duly authorized, executed and delivered by each of the Nevada Guarantors.

          3.     The Exchange Guarantee of each of the Nevada Guarantors has been duly authorized and issued by the respective Nevada Guarantor.

          4.     Neither the execution and delivery of the Indenture, the Supplemental Indenture and the Exchange Guarantee by each of the Nevada Guarantors nor the performance of the obligations of each of the Nevada Guarantors under the terms thereof violates Nevada Law.

        We hereby consent to the filing this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-4, as amended (the "Registration Statement") filed by the Issuers and the Guarantors with the Commission relating to the Exchange Offer in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

        We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including without limitation any opinions as to the enforceability of the Indenture, the Supplemental Indenture or any of the Exchange Guarantees. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Very truly yours,

RICE SILBEY REUTHER & SULLIVAN, LLP

/s/ Rice Silbey Reuther & Sullivan, LLP

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  Exhibit 5.2
[RICE SILBEY REUTHER & SULLIVAN, LLP LETTERHEAD]